EXHIBIT 99.1

Arbor Realty Trust Reports Second Quarter 2018 Results and Declares Common Stock Dividend

Company Highlights:

•                 GAAP net income of $0.25 per diluted common share; AFFO of $0.29, or $0.31 per diluted common share excluding a one-time, non-cash expense from the early repayment of debt(1)

•                 Raised $77.9 million of accretive capital through the issuance of common stock and unsecured senior notes

•                 Declares a cash dividend on common stock of $0.25 per share

Agency Business

•                 Segment income of $13.5 million

•                 Loan originations of $1.04 billion

•                 Servicing portfolio of $17.11 billion, up 3% from 1Q18

Structured Business

•                 Segment income of $9.2 million

•                 Significant portfolio growth of 13% on $606.9 million of loan originations

•                 Closed a tenth collateralized securitization vehicle totaling $560.0 million with a four-year replenishment period

Recent Developments:

•                 Market cap surpasses $1 billion mark

•                 Issued $245.0 million of 5.25% convertible senior notes due in 2021 to exchange our 6.50% and 5.375% convertible senior notes

•                 Received approximately $11 million from the settlement of a litigation

Uniondale, NY, August 3, 2018 — Arbor Realty Trust, Inc. (NYSE: ABR), today announced financial results for the second quarter ended June 30, 2018.  Arbor reported net income for the quarter of $17.2 million, or $0.25 per diluted common share, compared to $11.9 million, or $0.21 per diluted common share for the quarter ended June 30, 2017.  Adjusted funds from operations (“AFFO”) for the quarter was $26.4 million, or $0.29 per diluted common share, compared to $17.6 million, or $0.22 per diluted common share for the quarter ended June 30, 2017.(1)

Agency Business

Loan Origination Platform

Agency Loan Volume (in thousands)
	Quarter Ended
	June 30, 2018	March 31, 2018
Fannie Mae	$606,287	$662,921
Freddie Mac	434,789	308,151
FHA	—	60,738
CMBS/Conduit	—	16,233
Total Originations	$1,041,076	$1,048,043

Total Loan Sales	$1,018,283	$1,062,437

Total Loan Commitments	$1,079,478	$1,043,715

For the quarter ended June 30, 2018, the Agency Business generated revenues of $49.0 million, compared to $54.4 million for the first quarter of 2018.  Gain on sales, including fee-based services, net was $15.6 million for the quarter, reflecting a margin of 1.53% on loan sales, compared to $18.2 million and 1.71% for the first quarter of 2018. Income from mortgage servicing rights was $17.9 million for the quarter, reflecting a rate of 1.66% as a percentage of loan commitments, compared to $19.6 million and 1.88% for the first quarter of 2018.

At June 30, 2018, loans held-for-sale was $311.5 million which was primarily comprised of unpaid principal balances totaling $308.1 million, with financing associated with these loans totaling $307.7 million.

Fee-Based Servicing Portfolio

Our fee-based servicing portfolio totaled $17.11 billion at June 30, 2018, an increase of 3% from March 31, 2018, primarily a result of $1.04 billion of new loan originations, net of $620.8 million in portfolio runoff during the quarter. Servicing revenue, net was $10.9 million for the quarter and consists of servicing revenue of $22.8 million, net of amortization of mortgage servicing rights totaling $11.9 million.

	Fee-Based Servicing Portfolio ($ in thousands)
	As of June 30, 2018			As of March 31, 2018
	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (in years)	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (in years)
Fannie Mae	$12,794,277	0.530%	7.3	$12,700,635	0.535%	7.2
Freddie Mac	3,730,980	0.308%	11.0	3,397,535	0.304%	10.7
FHA	585,017	0.159%	20.1	591,836	0.162%	20.0
Total	$17,110,274	0.469%	8.6	$16,690,006	0.475%	8.4

Loans sold under the Fannie Mae program contain an obligation to partially guarantee the performance of the loan (“loss-sharing obligations”). At June 30, 2018, the Company’s allowance for loss-sharing obligations was $31.4 million which consists of general loss sharing guaranty obligations of $30.4 million, representing 0.24% of the Fannie Mae servicing portfolio, and $1.0 million of loss-sharing obligations on specifically identified loans with losses determined to be probable and estimable.

Structured Business

Portfolio and Investment Activity

•                 32 new loan originations totaling $606.9 million, of which 31 were bridge loans for $590.9 million

•                 Payoffs and pay downs on 22 loans totaling $238.0 million

•                 Significant portfolio growth of 13% from 1Q18

At June 30, 2018, the loan and investment portfolio’s unpaid principal balance, excluding loan loss reserves, was $3.14 billion, with a weighted average current interest pay rate of 6.76%, compared to $2.78 billion and 6.57% at March 31, 2018.  Including certain fees earned and costs associated with the loan and investment portfolio, the weighted average current interest pay rate was 7.40% at June 30, 2018, compared to 7.28% at March 31, 2018.

The average balance of the Company’s loan and investment portfolio during the second quarter of 2018, excluding loan loss reserves, was $2.91 billion with a weighted average yield on these assets of 7.40%, compared to $2.68 billion and 7.08% for the first quarter of 2018. The increase in average yield was primarily due to an increase in LIBOR.

At June 30, 2018, the Company’s total loan loss reserves were $58.7 million on four loans with an aggregate carrying value before loan loss reserves of $129.7 million. The Company also had two non-performing loans with a carrying value of $2.5 million, net of related loan loss reserves of $1.7 million.

In July 2018, we received approximately $11 million from the settlement of a litigation related to a prior investment, which we expect to record as a gain in the third quarter of 2018.

Financing Activity

The Company completed its tenth collateralized securitization vehicle (“CLO X”) totaling $560.0 million of real estate related assets and cash. Investment grade-rated notes totaling $441.0 million were issued, and the Company retained subordinate interests in the issuing vehicle of $119.0 million. The facility has a four-year asset replenishment period and an initial weighted average interest rate of 1.45% over LIBOR, excluding fees and transaction costs.

The Company completed the unwind of CLO V, redeeming $267.8 million of outstanding notes which were repaid with proceeds received from the refinancing of CLO V’s outstanding assets within the Company’s existing financing facilities including CLO X. As a result of this transaction, the Company recognized an expense of $1.3 million from the acceleration of deferred fees.

The balance of debt that finances the Company’s loan and investment portfolio at June 30, 2018 was $2.81 billion with a weighted average interest rate including fees of 4.93% as compared to $2.45 billion and a rate of 5.09% at March 31, 2018. The average balance of debt that finances the Company’s loan and investment portfolio for the second quarter of 2018 was $2.54 billion, as compared to $2.30 billion for the first quarter of 2018. The average cost of borrowings for the second quarter was 5.46%, compared to 5.33% for the first quarter of 2018. The increase in average costs was primarily due to an increase in LIBOR as well as the acceleration of fees related to the early repayment of debt.

The Company is subject to various financial covenants and restrictions under the terms of its collateralized securitization vehicles and financing facilities. The Company believes it was in compliance with all financial covenants and restrictions as of June 30, 2018 and as of the most recent collateralized securitization vehicle determination dates in July 2018.

Capital Markets

The Company issued 6.1 million shares of common stock receiving net proceeds of $52.9 million and used the net proceeds to make investments and for general corporate purposes.

The Company reopened its 5.625% convertible senior notes due May 2023 and issued an additional $25.0 million for a total outstanding principal amount of $125.0 million, including the initial $100.0 million from March 2018. The proceeds received by the Company were used to fund the redemption of the Company’s outstanding 7.375% senior notes due in 2021, to make investments in our business and for general corporate purposes.

In July 2018, the Company issued $245.0 million in aggregate principal amount of 5.25% convertible senior notes due 2021 (the “Notes”) through two private placements, including $15.0 million of the initial purchaser’s over-allotment option. The initial purchasers of the Notes have the option to purchase up to an additional $19.5 million of Notes solely to cover over-allotments. The Company received proceeds totaling $237.2 million, net of the underwriter’s discount and fees from these offerings. The Company used the net proceeds to exchange $99.8 million in aggregate principal amount of its 6.50% convertible senior notes due 2019 and $127.6 million in aggregate principal amount of its 5.375% convertible senior notes due 2020 for a combination of $219.8 million in cash and 6.8 million shares of the Company’s common stock to settle such exchanges. The remaining net proceeds were used for general corporate purposes.

Dividends

The Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.25 per share of common stock for the quarter ended June 30, 2018. The dividend is payable on August 31, 2018 to common stockholders of record on August 15, 2018. The ex-dividend date is August 14, 2018.

The Company also announced today that its Board of Directors has declared cash dividends on the Company’s Series A, Series B and Series C cumulative redeemable preferred stock reflecting accrued dividends from June 1, 2018 through August 31, 2018. The dividends are payable on August 31, 2018 to preferred stockholders of record on August 15, 2018. The Company will pay total dividends of $0.515625, $0.484375 and $0.53125 per share on the Series A, Series B and Series C preferred stock, respectively.

Earnings Conference Call

The Company will host a conference call today at 10:00 a.m. Eastern Time. A live webcast of the conference call will be available at www.arbor.com in the investor relations area of the website. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (866) 516-5034 for domestic callers and (678) 509-7613 for international callers. Please use participant passcode 7116809.

After the live webcast, the call will remain available on the Company’s website through August 31, 2018.  In addition, a telephonic replay of the call will be available until August 10, 2018. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use passcode 7116809.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE:ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare, and other diverse commercial real estate assets. Headquartered in Uniondale, New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in Fannie Mae, Freddie Mac, and other government-sponsored enterprises, as well as CMBS, bridge, mezzanine, and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and flexibility, and dedicated to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2017 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

1. Non-GAAP Financial Measures

During the quarterly earnings conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A supplemental schedule of non-GAAP financial measures and the comparable GAAP financial measure can be found on page 12 of this release.

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: The Ruth Group Lee Roth 646-536-7012 lroth@theruthgroup.com

Media: Bonnie Habyan, EVP of Marketing 516-506-4615 bhabyan@arbor.com

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)

($ in thousands—except share and per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest income	$59,295	$34,468	$110,908	$67,993
Interest expense	37,884	20,411	71,271	39,848
Net interest income	21,411	14,057	39,637	28,145

Other revenue:
Gain on sales, including fee-based services, net	15,622	18,830	33,815	38,001
Mortgage servicing rights	17,936	17,254	37,571	37,284
Servicing revenue, net	10,871	6,609	20,418	11,403
Property operating income	2,964	2,863	5,874	6,086
Other income, net	(470)	(821)	2,408	(1,707)
Total other revenue	46,923	44,735	100,086	91,067

Other expenses:
Employee compensation and benefits	26,815	21,825	56,309	41,666
Selling and administrative	8,873	7,835	17,789	15,529
Property operating expenses	2,856	2,622	5,652	5,260
Depreciation and amortization	1,845	1,816	3,691	3,713
Impairment loss on real estate owned	2,000	1,500	2,000	2,700
Provision for loss sharing (net of recoveries)	348	532	821	2,212
Provision for loan losses (net of recoveries)	(2,127)	(1,760)	(1,802)	(2,456)
Management fee - related party	—	2,673	—	6,673
Total other expenses	40,610	37,043	84,460	75,297

Income before gain on extinguishment of debt, income (loss) from equity affiliates and income taxes	27,724	21,749	55,263	43,915
Gain on extinguishment of debt	—	—	—	7,116
Income (loss) from equity affiliates	1,387	(3)	2,132	760
(Provision for) benefit from income taxes	(4,499)	(3,435)	4,285	(9,536)
Net income	24,612	18,311	61,680	42,255

Preferred stock dividends	1,888	1,888	3,777	3,777
Net income attributable to noncontrolling interest	5,557	4,494	14,547	10,935
Net income attributable to common stockholders	17,167	$11,929	$43,356	$27,543

Basic earnings per common share	$0.26	$0.21	$0.68	$0.51
Diluted earnings per common share	$0.25	$0.21	$0.66	$0.50

Weighted average shares outstanding:
Basic	65,683,057	56,652,334	63,773,306	54,071,085
Diluted	90,055,170	79,064,503	87,420,543	76,365,118

Dividends declared per common share	$0.25	$0.18	$0.46	$0.35

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands—except share and per share data)

	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets:
Cash and cash equivalents	$106,968	$104,374
Restricted cash	173,686	139,398
Loans and investments, net	3,064,798	2,579,127
Loans held-for-sale, net	311,487	297,443
Capitalized mortgage servicing rights, net	257,021	252,608
Securities held to maturity, net	50,342	27,837
Investments in equity affiliates	24,144	23,653
Real estate owned, net	14,650	16,787
Due from related party	10,162	688
Goodwill and other intangible assets	118,965	121,766
Other assets	72,097	62,264
Total assets	$4,204,320	$3,625,945

Liabilities and Equity:
Credit facilities and repurchase agreements	910,504	528,573
Collateralized loan obligations	1,590,644	1,418,422
Debt fund	68,270	68,084
Senior unsecured notes	122,343	95,280
Convertible senior unsecured notes, net	235,431	231,287
Junior subordinated notes to subsidiary trust issuing preferred securities	139,909	139,590
Related party financing	—	50,000
Due to related party	335	—
Due to borrowers	78,159	99,829
Allowance for loss-sharing obligations	31,402	30,511
Other liabilities	83,811	99,813
Total liabilities	3,260,808	2,761,389

Equity:
Arbor Realty Trust, Inc. stockholders’ equity:
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized; special voting preferred shares; 21,230,769 shares issued and outstanding; 8.25% Series A, $38,787,500 aggregate liquidation preference; 1,551,500 shares issued and outstanding; 7.75% Series B, $31,500,000 aggregate liquidation preference; 1,260,000 shares issued and outstanding; 8.50% Series C, $22,500,000 aggregate liquidation preference; 900,000 shares issued and outstanding	8,508	89,508
Common stock, $0.01 par value: 500,000,000 shares authorized; 68,570,617 and 61,723,387 shares issued and outstanding, respectively	686	617
Additional paid-in capital	766,933	707,450
Accumulated deficit	(87,128)	(101,926)
Accumulated other comprehensive income	—	176
Total Arbor Realty Trust, Inc. stockholders’ equity	769,999	695,825
Noncontrolling interest	173,513	168,731
Total equity	943,512	864,556
Total liabilities and equity	$4,204,320	$3,625,945

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

STATEMENT OF INCOME SEGMENT INFORMATION - (Unaudited)

(in thousands)

	Quarter Ended June 30, 2018
	Structured	Agency	Other /
	Business	Business	Eliminations (1)	Consolidated
Interest income	$54,177	$5,118	$—	$59,295
Interest expense	34,612	3,272	—	37,884
Net interest income	19,565	1,846	—	21,411

Other revenue:
Gain on sales, including fee-based services, net	—	15,622	—	15,622
Mortgage servicing rights	—	17,936	—	17,936
Servicing revenue	—	22,808	—	22,808
Amortization of MSRs	—	(11,937)	—	(11,937)
Property operating income	2,964	—	—	2,964
Other income, net	117	(587)	—	(470)
Total other revenue	3,081	43,842	—	46,923

Other expenses:
Employee compensation and benefits	6,749	20,066	—	26,815
Selling and administrative	3,497	5,376	—	8,873
Property operating expenses	2,856	—	—	2,856
Depreciation and amortization	444	1,401	—	1,845
Impairment loss on real estate owned	2,000	—	—	2,000
Provision for loss sharing (net of recoveries)	—	348	—	348
Provision for loan losses (net of recoveries)	(2,127)	—	—	(2,127)
Total other expenses	13,419	27,191	—	40,610

Income before income from equity affiliates and income taxes	9,227	18,497	—	27,724
Income from equity affiliates	1,387	—	—	1,387
Benefit from (provision for) income taxes	500	(4,999)	—	(4,499)

Net income	$11,114	$13,498	$—	$24,612

Preferred stock dividends	1,888	—	—	1,888
Net income attributable to noncontrolling interest	—	—	5,557	5,557
Net income attributable to common stockholders	$9,226	$13,498	$(5,557)	$17,167

(1)             Includes certain income or expenses not allocated to the two reportable segments. Amount reflects income attributable to the noncontrolling interest holders.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

BALANCE SHEET SEGMENT INFORMATION - (Unaudited)

(in thousands)

	June 30, 2018
	Structured	Agency
	Business	Business	Consolidated
Assets:
Cash and cash equivalents	$78,997	$27,971	$106,968
Restricted cash	172,954	732	173,686
Loans and investments, net	3,064,798	—	3,064,798
Loans held-for-sale, net	—	311,487	311,487
Capitalized mortgage servicing rights, net	—	257,021	257,021
Securities held to maturity, net	—	50,342	50,342
Investments in equity affiliates	24,144	—	24,144
Goodwill and other intangible assets	12,500	106,465	118,965
Other assets	79,751	17,158	96,909
Total assets	$3,433,144	$771,176	$4,204,320

Liabilities:
Debt obligations	2,759,445	307,656	3,067,101
Allowance for loss-sharing obligations	—	31,402	31,402
Other liabilities	135,944	26,361	162,305
Total liabilities	$2,895,389	$365,419	$3,260,808

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Supplemental Schedule of Non-GAAP Financial Measures - (Unaudited)

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

($ in thousands—except share and per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income attributable to common stockholders	$17,167	$11,929	$43,356	$27,543

Adjustments:
Net income attributable to noncontrolling interest	5,557	4,494	14,547	10,935
Impairment loss on real estate owned	2,000	1,500	2,000	2,700
Depreciation - real estate owned	178	169	356	419
Depreciation - investments in equity affiliates	125	101	250	203

Funds from operations (1)	$25,027	$18,193	$60,509	$41,800

Adjustments:
Income from mortgage servicing rights	(17,936)	(17,254)	(37,571)	(37,284)
Impairment loss on real estate owned	(2,000)	(1,500)	(2,000)	(2,700)
Deferred tax provision (benefit)	185	(890)	(13,135)	937
Amortization and write-offs of MSRs	17,203	14,932	33,879	30,213
Depreciation and amortization	2,255	1,873	4,511	3,741
Net loss (gain) on changes in fair value of derivatives	587	1,552	(2,057)	2,549
Stock-based compensation	1,100	682	3,645	2,986

Adjusted funds from operations (1) (2)	$26,421	$17,588	$47,781	$42,242

Diluted FFO per share (1)	$0.28	$0.23	$0.69	$0.55

Diluted AFFO per share (1) (2)	$0.29	$0.22	$0.55	$0.55

Diluted weighted average shares outstanding (1)	90,055,170	79,064,503	87,420,543	76,365,118

(1) Amounts are attributable to common stockholders and OP Unit holders. The OP Units are redeemable for cash, or at the Company’s option for shares of the Company’s common stock on a one-for-one basis.

(2) Excluding the impact of $1.5 million of one-time, non-cash accelerated costs related to the exchange of our 6.50% convertible senior notes due 2019, AFFO for the second quarter of 2018 was $28.0 million, or $0.31 per diluted common share.

The Company is presenting FFO and AFFO because management believes they are important supplemental measures of the Company’s operating performance in that they are frequently used by analysts, investors and other parties in the evaluation of REITs. The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated real properties, plus impairments of depreciated real properties and real estate related depreciation and amortization, and after adjustments for unconsolidated ventures.

The Company defines AFFO as funds from operations adjusted for accounting items such as non-cash stock-based compensation expense, income from mortgage servicing rights (“MSRs”), changes in fair value of certain derivatives that temporarily flow through earnings, amortization and write-offs of MSRs, deferred tax (benefit) provision and the amortization of the convertible senior notes conversion option. The Company also adds back one-time charges such as acquisition costs and impairment losses on real estate and gains (losses) on sales of real estate. The Company is generally not in the business of operating real estate property and has obtained real estate by foreclosure or through partial or full settlement of mortgage debt related to the Company’s loans to maximize the value of the collateral and minimize the Company’s exposure. Therefore, the Company deems such impairment and gains (losses) on real estate as an extension of the asset management of its loans, thus a recovery of principal or additional loss on the Company’s initial investment.

FFO and AFFO are not intended to be an indication of the Company’s cash flow from operating activities (determined in accordance with GAAP) or a measure of its liquidity, nor is it entirely indicative of funding the Company’s cash needs, including its ability to make cash distributions. The Company’s calculation of FFO and AFFO may be different from the calculations used by other companies and, therefore, comparability may be limited.